CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
3.000% InterNotes® Due July 15, 2023	$1,326,000	$154.08
3.500% InterNotes® Due July 15, 2026	$3,996,000	$464.34

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.
(2)	The amount in this column has been transmitted to the SEC in connection with the securities offered by means of this pricing supplement.

 Filed Under Rule 424(b)(3), Registration Statement No. 333-199914
Pricing Supplement Number 374 Dated Monday, July 20, 2015
(To: Prospectus Dated November 6, 2014 and Prospectus Supplement Dated November 10, 2014)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
63743FWU6	$1,326,000	100%	1.550%	$1,305,447.00	Fixed	3.000%	MONTHLY	07/15/2023	08/15/2015	$1.83	Yes	Senior Unsecured Notes

 Redemption Information: Non-Callable

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
63743FWV4	$3,996,000	100%	1.900%	$3,920,076.00	Fixed	3.500%	MONTHLY	07/15/2026	08/15/2015	$2.14	Yes	Senior Unsecured Notes

 Redemption Information: Non-Callable

National Rural Utilities Cooperative Finance Corp
Offering Dates: Monday, July 13, 2015 through Monday, July 20, 2015
 Trade Date: Monday, July 20, 2015 @12:00 PM ET
Settlement Date: Thursday, July 23, 2015
Minimum Denomination/Increments:$1,000.00/$1,000.00
 Initial trades settle flat and clear SDFS: DTC Book Entry only
 DTC number: 0235 via RBC Dain Rauscher Inc.

Agents: Incapital, LLC, Citigroup, Comerica Securities, J.J.B. Hilliard, W.L.
Lyons, Inc., Wells Fargo

If the maturity date or an interest payment date for any note is not a Business
Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

Validity of the Notes

In the opinion of Hogan Lovells US LLP, as counsel to the Company, when the notes offered by this pricing supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will constitute valid and binding obligations of the Company, subject to bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors? rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers), and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

This opinion is based as to matters of law solely on applicable provisions of the following, as currently in effect: (i) the District of Columbia Cooperative
Association Act, as amended (the ?Cooperative Association Act?) and (ii) the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). In addition, this opinion is subject to customary assumptions about the trustee?s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated November 10, 2014, which has been filed as an exhibit to a Current Report on Form 8-K by the Company on
November 10, 2014.

    InterNotes® is a registered trademark of Incapital Holdings, LLC. All rights reserved.
National Rural Utilities Cooperative Finance Corp Prospectus Dated November 6, 2014